EXHIBIT 99

Zoetis Reports Fourth Quarter and Full Year 2013 Results

•	Fourth Quarter 2013 Revenue of $1.25 Billion Increased 7% Compared to Fourth Quarter 2012

•	Fourth Quarter 2013 Reported Net Income of $105 Million, or $0.21 per Diluted Share

•	Fourth Quarter 2013 Adjusted Net Income of $180 Million, or Adjusted Diluted EPS[1]

•	of $0.36

•	For Full Year 2013, Revenue of $4.56 Billion Increased 5%; Adjusted Net Income of $709 Million, or Adjusted Diluted EPS[1] of $1.42, Increased 32% and 31%, respectively

•	Company Sets Full-Year 2014 Guidance for Revenue of $4.65 - $4.75 Billion and Adjusted Diluted EPS[1] of $1.48 - $1.54

FLORHAM PARK, NJ, Feb. 11, 2014 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the fourth quarter and full year 2013. The company reported revenue of $1.25 billion for the fourth quarter of 2013, an increase of 7% from the fourth quarter of 2012. Revenue reflected an operational2 increase of 9%, with foreign currency having a negative impact of 2 percentage points.

Net income for the fourth quarter of 2013 was $105 million, or $0.21 per diluted share. Adjusted net income1 for the fourth quarter of 2013 was $180 million, or $0.36 per diluted share. Adjusted net income1 for the fourth quarter of 2013 excludes the net impact of $75 million, or $0.15 per diluted share, for purchase accounting adjustments, acquisition-related costs and certain significant items.

For full year 2013, the company reported revenue of $4.56 billion, an increase of 5% from the full year 2012. Revenue reflected an operational2 increase of 7%, with foreign currency having a negative impact of 2 percentage points.

Net income for the full year 2013 was $504 million, or $1.01 per diluted share, an increase of 16% compared to the full year 2012. Adjusted net income1 for the full year 2013 was $709 million, or $1.42 per diluted share, an increase of 32% and 31%, respectively, compared to the adjusted full year 2012. Adjusted net income1 for the full year 2013 excludes the net impact of $205 million, or $0.41 per diluted share, for purchase accounting adjustments, acquisition-related costs and certain significant items.

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EXECUTIVE COMMENTARY
“In 2013, we successfully established ourselves as a new public company, delivered on our financial objectives, and continued meeting our customer commitments,” said Zoetis Chief Executive Officer Juan Ramón Alaix. “Our performance in 2013, together with our guidance for 2014, confirms our long-term objective to grow revenue in line with, or faster than, the market; to grow adjusted net income faster than revenue; and to bring additional value to our customers, colleagues and shareholders.”

“We continue to expand our diverse portfolio, receiving approvals and bringing important new products to our customers, such as Apoquel for veterinarians in the U.S., European Union and New Zealand,” said Alaix. “We have maintained a reliable, high-quality supply of products around the world, while managing our separation from Pfizer. We also continue to achieve important milestones in standing up our company and achieving our growth strategies. I am very proud of the people of Zoetis for their dedication to our customers and for building on our legacy as the world leader in animal health.”

“I am very pleased with our financial performance in our first year operating as a public company and with the progress we have made in building our infrastructure,” said Rick Passov, Executive Vice President and Chief Financial Officer of Zoetis.

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its business across four regional operating segments: the United States (U.S.); Europe/Africa/Middle East (EuAfME); Canada/Latin America (CLAR); and Asia/Pacific (APAC). Within each of these regional segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs.

In the fourth quarter of 2013:

•
Revenue in the U.S. was $516 million, an increase of 7% over the fourth quarter of 2012. Sales of livestock products grew 8%, with contributions across cattle, swine and poultry. Cattle products showed a significant increase during the quarter based on improved market conditions. Meanwhile, swine and poultry products benefited from continued growth in new products. Sales of companion animal products grew 5%.

•
Revenue in EuAfME was $330 million, an increase of 9% operationally over the fourth quarter of 2012. Sales of livestock products grew 9% operationally, driven primarily by sales of swine and poultry products, particularly in Germany and Russia. Sales of companion animal products grew 9% operationally, and benefited again this quarter from increased sales associated with third-party manufacturing agreements. Excluding these sales, companion animal product sales grew 5% operationally.

•
Revenue in CLAR was $223 million, an increase of 8% operationally over the fourth quarter of 2012. Sales of livestock products grew 7% operationally, driven largely by cattle product sales in Brazil. Poultry sales increased primarily due to medicated feed additives in Brazil and

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southern Latin America, and swine products grew due to sales of immunization products, anti-infectives and medicated feed additives in the region. Sales of companion animal products grew 14% operationally, largely due to increased sales in Canada and Brazil.

•
Revenue in APAC was $185 million, an increase of 14% operationally over the fourth quarter of 2012. Sales of livestock products grew 16% operationally, driven primarily by swine, poultry and cattle products in India, Japan and China. Sales of companion animal products grew 8% operationally, tempered by a decline in equine products. Companion animal product growth was led by Japan based on continued acceptance of recently launched products.

Zoetis continues to drive demand and strengthen its diverse portfolio of products through brand lifecycle management, strong customer relationships and access to new markets and technologies. The company is focused on improving the performance and delivery of its current product lines; expanding product indications across species; and pursuing approvals across new geographies. Some recent highlights include:

•
Expanding the portfolio’s reach - Zoetis continues to receive approvals that help expand its key products into new markets or with new formulations. In swine products, for example, the FOSTERA® PRRS vaccine received approvals in Korea, Thailand and Mexico in the fourth quarter, and is now available in six markets after being introduced in 2012. FOSTERA PRRS aids in the prevention of respiratory disease associated with porcine reproductive and respiratory syndrome (PRRS) virus that could compromise herd health and performance. In poultry products, the company’s POULVAC® line of vaccines continue to receive approvals in markets across Latin America and Europe; these vaccines help combat many common diseases, including Marek’s disease, Newcastle disease, Salmonella, Infectious Bronchitis and Infectious Bursal Disease.

•
Continuous innovation - Zoetis continues to advance animal health science through innovations that address unmet market needs or improve veterinarians’ approach to treatment. In the fourth quarter, the company received U.S. regulatory approval for FOSTERA® PCV MH, a new combination vaccine for swine, which is the first vaccine to offer one-bottle, one-dose convenience with the flexibility of two-dose administration. APOQUEL® (oclacitinib tablet) successfully completed its early experience program in the U.S. in the fourth quarter, and fully launched in the U.S., UK, Austria and Germany in January; other market launches will follow. APOQUEL is approved for the control of pruritus associated with allergic dermatitis and the control of atopic dermatitis in dogs at least 12 months of age.

•
Focus on emerging diseases - Zoetis also uses its research and development expertise to address emerging diseases. The company recently announced a research partnership with Iowa State University (ISU) to identify and test a vaccine candidate to help control porcine epidemic diarrhea virus (PEDv) in the United States. Zoetis also announced recently it was first to market in the U.S. with GA08, a conditionally licensed vaccine for an infectious bronchitis virus in poultry.

FINANCIAL GUIDANCE AND COMMENTARY
Zoetis's guidance for full-year 2014 reflects the company's confidence in the diversity of its portfolio, the strength of its business model, and its view of the evolving market conditions for animal health products this year.

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Zoetis provided its financial guidance for full year 2014, reflecting foreign exchange rates for late January:

•	Revenue of between $4.65 billion to $4.75 billion

•	Reported diluted EPS for the full year of between $1.15 to $1.21 per share

•	Adjusted diluted EPS[1] for the full year between $1.48 to $1.54 per share
Additional guidance on other items such as expenses and tax rate is included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (EST) today, during which company executives will review fourth quarter and full year financial results, discuss 2014 financial guidance, and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://www.zoetis.com/events-and-presentations. A replay of the webcast will be archived and made available on Feb. 11, 2014.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services.  In 2013, the company generated annual revenue of $4.6 billion. With approximately 9,800 employees worldwide at the beginning of 2014, Zoetis has a local presence in approximately 70 countries, including 28 manufacturing facilities in 11 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries.  For more information, visit www.zoetis.com.

1 Adjusted net income and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income attributable to Zoetis and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

2 Operational revenue growth is defined as revenue growth excluding the impact of foreign exchange.

DISCLOSURE NOTICES
Forward-Looking Statements:  This press release contains forward-looking statements, which reflect Zoetis's current views with respect to business plans or prospects, future operating or financial performance, expectations regarding future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to

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update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income and adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our web site at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contacts:
Bill Price	Dina Fede
1-973-443-2742 (o)	1-973-443-2969 (o)
william.price@zoetis.com

Elinore White	John O'Connor
1-973-443-2835 (o)	1-973-822-7088 (o)
elinore.y.white@zoetis.com

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ZOETIS INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	Fourth Quarter		% Incr./	Full Year		% Incr./
	2013	2012	(Decr.)	2013	2012	(Decr.)
Revenue	$1,254	$1,176	7	$4,561	$4,336	5
Costs and expenses:
Cost of sales(b)	466	433	8	1,669	1,563	7
Selling, general and administrative expenses(b)	458	453	1	1,613	1,470	10
Research and development expenses(b)	121	121	—	399	409	(2)
Amortization of intangible assets(c)	15	16	(6)	60	64	(6)
Restructuring charges and certain acquisition-related costs	36	80	(55)	26	135	(81)
Interest expense	30	8	*	113	31	*
Other (income)/deductions–net	2	(9)	*	(9)	(46)	(80)
Income before provision for taxes on income	126	74	70	690	710	(3)
Provision for taxes on income(d)	22	84	(74)	187	274	(32)
Net income (loss) before allocation to noncontrolling interests(d)	104	(10)	*	503	436	15
Less: Net loss attributable to noncontrolling interests	(1)	—	—	(1)	—	—
Net income (loss) attributable to Zoetis(d)	$105	$(10)	*	$504	$436	16

Earnings (loss) per share—basic	$0.21	$(0.02)	*	$1.01	$0.87	16

Earnings (loss) per share—diluted	$0.21	$(0.02)	*	$1.01	$0.87	16

Weighted-average shares used to calculate earnings per share (in thousands)
Basic	500,007	500,000		500,002	500,000
Diluted	500,586	500,000		500,317	500,000

* Calculation not meaningful.

(a)
The consolidated and combined statements of income present the three and twelve months ended December 31, 2013 and 2012. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2013 and 2012.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

(d)	Fourth quarter comparisons are impacted by an elevated tax rate in the fourth quarter of 2012, when Zoetis was still a subsidiary of Pfizer and reported consolidated results.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter Ended December 31, 2013
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$1,254	$—	$—	$—	$1,254
Cost of sales(b)	466	—	—	(22)	444
Gross profit	788	—	—	22	810
Selling, general and administrative expenses(b)	458	1	—	(53)	406
Research and development expenses(b)	121	—	—	(2)	119
Amortization of intangible assets(c)	15	(12)	—	—	3
Restructuring charges and certain acquisition-related costs	36	—	(5)	(31)	—
Interest expense	30	—	—	—	30
Other (income)/deductions–net	2	—	—	(2)	—
Income before provision for taxes on income	126	11	5	110	252
Provision for taxes on income	22	4	2	45	73
Income from continuing operations	104	7	3	65	179
Net loss attributable to noncontrolling interests	(1)	—	—	—	(1)
Net income attributable to Zoetis	105	7	3	65	180
Earnings per common share attributable to Zoetis–diluted(d)	0.21	0.01	0.01	0.13	0.36

	Twelve Months Ended December 31, 2013
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$4,561	$—	$—	$—	$4,561
Cost of sales(b)	1,669	(2)	—	(42)	1,625
Gross profit	2,892	2	—	42	2,936
Selling, general and administrative expenses(b)	1,613	1	—	(188)	1,426
Research and development expenses(b)	399	(1)	—	(7)	391
Amortization of intangible assets(c)	60	(46)	—	—	14
Restructuring charges and certain acquisition-related costs	26	—	(22)	(4)	—
Interest expense	113	—	—	—	113
Other (income)/deductions–net	(9)	—	—	1	(8)
Income before provision for taxes on income	690	48	22	240	1,000
Provision for taxes on income	187	16	8	81	292
Income from continuing operations	503	32	14	159	708
Net loss attributable to noncontrolling interests	(1)	—	—	—	(1)
Net income attributable to Zoetis	504	32	14	159	709
Earnings per common share attributable to Zoetis–diluted(d)	1.01	0.06	0.03	0.32	1.42

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter Ended December 31, 2012
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$1,176	$—	$—	$—	$1,176
Cost of sales(b)	433	(1)	—	(5)	427
Gross profit	743	1	—	5	749
Selling, general and administrative expenses(b)	453	—	1	(14)	440
Research and development expenses(b)	121	—	—	—	121
Amortization of intangible assets(c)	16	(12)	—	—	4
Restructuring charges and certain acquisition-related costs	80	—	(20)	(60)	—
Interest expense	8	—	—	—	8
Other (income)/deductions–net	(9)	—	—	11	2
Income before provision for taxes on income	74	13	19	68	174
Provision for taxes on income	84	4	8	21	117
Net income (loss) attributable to Zoetis	(10)	9	11	47	57
Earnings per common share attributable to Zoetis–diluted(d)	(0.02)	0.02	0.02	0.09	0.11

	Twelve Months Ended December 31, 2012
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$4,336	$—	$—	$—	$4,336
Cost of sales(b)	1,563	(4)	(9)	(1)	1,549
Gross profit	2,773	4	9	1	2,787
Selling, general and administrative expenses(b)	1,470	1	(1)	(18)	1,452
Research and development expenses(b)	409	—	—	(10)	399
Amortization of intangible assets(c)	64	(49)	—	—	15
Restructuring charges and certain acquisition-related costs	135	—	(43)	(92)	—
Interest expense	31	—	—	—	31
Other (income)/deductions–net	(46)	—	—	25	(21)
Income before provision for taxes on income	710	52	53	96	911
Provision for taxes on income	274	17	19	62	372
Net income attributable to Zoetis	436	35	34	34	539
Earnings per common share attributable to Zoetis–diluted(d)	0.87	0.07	0.07	0.07	1.08

(a)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

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(d)	EPS amounts may not add due to rounding.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1), (2) and (3).
Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)
The consolidated and combined statements of income present the three and twelve months ended December 31, 2013 and 2012. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2013 and 2012.

(2)	Acquisition-related costs include the following:

	Fourth Quarter		Full Year
	2013	2012	2013	2012
Integration costs(a)	$6	$16	$22	$47
Restructuring charges(b)	(1)	4	—	(4)
Additional depreciation—asset restructuring(c)	—	(1)	—	10
Total acquisition-related costs—pre-tax	5	19	22	53
Income taxes(d)	2	8	8	19
Total acquisition-related costs—net of tax	$3	$11	$14	$34

(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. All of these costs are included in Restructuring charges and certain acquisition-related costs.

(b)
Restructuring charges are associated with employees, assets and activities that will not continue with the company. All of these costs are included in Restructuring charges and certain acquisition-related costs.

(c)
Represents the impact of changes in the estimated lives of assets involved in restructuring actions. For the three months ended December 31, 2012, included in Selling, general and administrative expenses. For the twelve months ended December 31, 2012 included in Cost of sales ($9 million) and Selling, general and administrative expenses ($1 million).

(d)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

(3) Certain significant items include the following:

	Fourth Quarter		Full Year
	2013	2012	2013	2012
Restructuring charges(a)	$7	$60	$(20)	$92
Implementation costs and additional depreciation—asset restructuring(b)	5	9	8	23
Certain asset impairment charges(c)	19	—	20	—
Net gain on sale of assets(d)	—	—	(6)	—
Stand-up costs(e)	61	—	206	—
Inventory and intercompany write-offs(f)	17	—	24	—
Other(g)	1	(1)	8	(19)
Total certain significant items—pre-tax	110	68	240	96
Income taxes(h)	45	21	81	62
Total certain significant items—net of tax	$65	$47	$159	$34

(a)
Represents charges incurred for restructuring initiatives and allocated costs related to cost-reduction/productivity initiatives. For the twelve months ended December 31, 2013, includes a decrease in employee termination expenses relating to the reversal of a previously established termination reserve related to our operations in Europe. Included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated lives of assets involved in restructuring actions and allocated external, incremental costs directly related to implementing cost-reduction/productivity initiatives. For the three months ended December 31, 2013, included in Restructuring charges and certain acquisition-related costs. For the twelve months ended December 31, 2013, included in Cost of sales ($1 million), Selling, general and administrative expenses ($2 million) and Restructuring charges and certain acquisition-related costs ($5 million). For the three months ended December 31, 2012, included in Cost of sales ($1 million) and Selling, general and administrative expenses ($8 million). For the twelve months ended December 31, 2012, included in Cost of sales ($1 million), Selling, general and administrative expenses ($12 million) and Research and development expenses ($10 million).

(c)
Primarily represents charges related to restructuring initiatives. For the three months ended December 31, 2013, included in Restructuring charges and certain acquisition-related costs. For the twelve months ended December 31, 2013, included in Restructuring charges and certain acquisition-related costs ($19 million) and Other (income)/deductions—net ($1 million).

(d)	Included in Other (income)/deductions—net.

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(e)
Represents certain nonrecurring costs related to becoming a standalone public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, accelerated vesting and associated cash payment related to certain Pfizer equity awards, and certain legal registration and patent assignment costs. For the three months ended December 31, 2013, included in Cost of sales ($10 million), Selling, general and administrative expenses ($48 million), Research and development expenses ($2 million) and Other (income)/deductions—net ($1 million). For the twelve months ended December 31, 2013, included in Cost of sales ($21 million), Selling, general and administrative expenses ($177 million), Research and development expenses ($7 million) and Other (income)/deductions—net ($1 million)

(f)
For the three months ended December 31, 2013, included in Cost of sales ($12 million) and Selling, general and administrative expenses ($5 million). For the twelve months ended December 31, 2013, included in Cost of sales ($19 million) and Selling, general and administrative expenses ($5 million).

(g)
For the twelve months ended December 31, 2013, primarily relates to litigation-related charges ($5 million) and charges related to transitional manufacturing purchase agreements associated with divestitures ($1 million). For the twelve months ended December 31, 2012, primarily relates to income from a favorable legal settlement for an intellectual property matter ($14 million) and income due to a change in estimate related to transitional manufacturing purchase agreements associated with divestitures ($4 million).

(h)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

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ZOETIS INC.
ADJUSTED SELECTED COSTS AND EXPENSES(a)
(UNAUDITED)
(millions of dollars)

			% Change
	Fourth Quarter		(Favorable)/Unfavorable
	2013	2012	Total	Foreign Exchange	Operational
Adjusted cost of sales(a)	$444	$427	4%	(3)%	7%
As a percent of revenue	35.4%	36.3%	NA	NA	NA
Adjusted SG&A expenses(a)	406	440	(8)%	(2)%	(6)%
Adjusted R&D expenses(a)	119	121	(2)%	(1)%	(1)%
Total	$969	$988	(2)%	(2)%	—%

			% Change
	Full Year		(Favorable)/Unfavorable
	2013	2012	Total	Foreign Exchange	Operational
Adjusted cost of sales(a)	$1,625	$1,549	5%	(2)%	7%
As a percent of revenue	35.6%	35.7%	NA	NA	NA
Adjusted SG&A expenses(a)	1,426	1,452	(2)%	(1)%	(1)%
Adjusted R&D expenses(a)	391	399	(2)%	(1)%	(1)%
Total	$3,442	$3,400	1%	(2)%	3%

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses and adjusted research and development (R&D) expenses are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. Reconciliations of certain reported to adjusted information for the three and twelve months ended December 31, 2013 and 2012 are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items.

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ZOETIS INC.
2014 GUIDANCE

Selected Line Items
Revenue	$4,650 to $4,750 million
Adjusted cost of sales as a percentage of revenue(a)	Approximately 35.5%
Adjusted SG&A expenses(a)	$1,430 to $1,480 million
Adjusted R&D expenses(a)	$390 to $405 million
Adjusted interest expense and other (income)/deductions(a)	Approximately $105 million
Effective tax rate on adjusted net income(a)	Approximately 29%
Adjusted diluted EPS(a)	$1.48 to $1.54
Certain significant items(b) and acquisition-related costs	$165 to $185 million
Reported diluted EPS	$1.15 to $1.21

Full year 2014 guidance reflects late January 2014 exchange rates.

A reconciliation of 2014 adjusted net income and adjusted diluted EPS guidance to 2014 reported net income attributable to Zoetis and reported diluted EPS attributable to Zoetis common shareholders guidance follows:

Full-Year 2014 Guidance
(millions of dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(a) guidance	~$740 - $770	~$1.48 - $1.54
Purchase accounting adjustments	~(30)	~(0.06)
Certain significant items(b) and acquisition-related costs	~(125 - 140)	~(0.25 - 0.28)
Reported net income attributable to Zoetis/diluted EPS guidance	~$580 - $610	~$1.15 - $1.21

(a)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, adjusted interest expense and adjusted other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)
Primarily includes certain nonrecurring costs related to becoming a standalone public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, certain legal registration and patent assignment costs, and restructuring and other charges.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2013	2012	Total	Foreign Exchange	Operational
Revenue:
Livestock	$849	$791	7%	(3)%	10%
Companion Animal	405	385	5%	(2)%	7%
Total Revenue	$1,254	$1,176	7%	(2)%	9%

U.S.
Livestock	$310	$286	8%	—%	8%
Companion Animal	206	196	5%	—%	5%
Total U.S. Revenue	$516	$482	7%	—%	7%

EuAfME
Livestock	$220	$197	12%	3%	9%
Companion Animal	110	100	10%	1%	9%
Total EuAfME Revenue	$330	$297	11%	2%	9%

CLAR
Livestock	$184	$183	1%	(6)%	7%
Companion Animal	39	37	5%	(9)%	14%
Total CLAR Revenue	$223	$220	1%	(7)%	8%

APAC
Livestock	$135	$125	8%	(8)%	16%
Companion Animal	50	52	(4)%	(12)%	8%
Total APAC Revenue	$185	$177	5%	(9)%	14%

Livestock:
Cattle	$497	$472	5%	(2)%	7%
Swine	190	165	15%	(2)%	17%
Poultry	137	126	9%	(4)%	13%
Other	25	28	(11)%	(7)%	(4)%
Total Livestock Revenue	$849	$791	7%	(3)%	10%

Companion Animal:
Horses	$55	$57	(4)%	—%	(4)%
Dogs and Cats	350	328	7%	(2)%	9%
Total Companion Animal Revenue	$405	$385	5%	(2)%	7%

(a)	For a description of each segment, see Note 17A to Zoetis's combined financial statements included in Zoetis's Form 10-K for the year ended December 31, 2012.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Full Year		% Change
	2013	2012	Total	Foreign Exchange	Operational
Revenue:
Livestock	$2,931	$2,806	4%	(2)%	6%
Companion Animal	1,630	1,530	7%	(1)%	8%
Total Revenue	$4,561	$4,336	5%	(2)%	7%

U.S.
Livestock	$1,034	$966	7%	—%	7%
Companion Animal	868	810	7%	—%	7%
Total U.S. Revenue	$1,902	$1,776	7%	—%	7%

EuAfME
Livestock	$777	$740	5%	1%	4%
Companion Animal	391	356	10%	2%	8%
Total EuAfME Revenue	$1,168	$1,096	7%	1%	6%

CLAR
Livestock	$605	$603	—%	(6)%	6%
Companion Animal	173	166	4%	(5)%	9%
Total CLAR Revenue	$778	$769	1%	(5)%	6%

APAC
Livestock	$515	$497	4%	(4)%	8%
Companion Animal	198	198	—%	(7)%	7%
Total APAC Revenue	$713	$695	3%	(4)%	7%

Livestock:
Cattle	$1,631	$1,608	1%	(2)%	3%
Swine	655	590	11%	(1)%	12%
Poultry	541	501	8%	(2)%	10%
Other	104	107	(3)%	(3)%	—%
Total Livestock Revenue	$2,931	$2,806	4%	(2)%	6%

Companion Animal:
Horses	$179	$187	(4)%	—%	(4)%
Dogs and Cats	1,451	1,343	8%	(1)%	9%
Total Companion Animal Revenue	$1,630	$1,530	7%	(1)%	8%

(a)	For a description of each segment, see Note 17A to Zoetis's combined financial statements included in Zoetis's Form 10-K for the year ended December 31, 2012.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
SEGMENT EARNINGS(a)
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2013	2012	Total	Foreign Exchange	Operational
U.S.	$272	$245	11%	—%	11%
EuAfME	120	92	30%	6%	24%
CLAR	80	69	16%	(8)%	24%
APAC	68	43	58%	(12)%	70%
Total Reportable Segments	540	449	20%	(1)%	21%

Other business activities(b)	(92)	(84)	10%
Reconciling Items:
Corporate(c)	(175)	(160)	9%
Purchase accounting adjustments(d)	(11)	(13)	(15)%
Acquisition-related costs(e)	(5)	(19)	(74)%
Certain significant items(f)	(110)	(68)	62%
Other unallocated(g)	(21)	(31)	(32)%
Total Earnings(h)	$126	$74	70%

	Full Year		% Change
	2013	2012	Total	Foreign Exchange	Operational
U.S.	$1,045	$921	13%	—%	13%
EuAfME	420	375	12%	1%	11%
CLAR	266	253	5%	(11)%	16%
APAC	271	236	15%	(3)%	18%
Total Reportable Segments	2,002	1,785	12%	(2)%	14%

Other business activities(b)	(320)	(275)	16%
Reconciling Items:
Corporate(c)	(567)	(506)	12%
Purchase accounting adjustments(d)	(48)	(52)	(8)%
Acquisition-related costs(e)	(22)	(53)	(58)%
Certain significant items(f)	(240)	(96)	*
Other unallocated(g)	(115)	(93)	24%
Total Earnings(h)	$690	$710	(3)%

* Calculation not meaningful

(a)	For a description of each segment, see Note 17A to Zoetis's combined financial statements included in Zoetis's Form 10-K for the year ended December 31, 2012.

(b)	Other business activities reflect the research and development costs managed by our Research and Development organization.

(c)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(d)	Purchase accounting adjustments include certain charges related to the fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.

(e)
Acquisition-related costs can include costs associated with acquiring, integrating and restructuring newly acquired businesses, such as transaction costs, integration costs, restructuring charges and additional depreciation associated with asset restructuring.

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(f)
Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain costs related to becoming a standalone public company, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition and the impact of divestiture-related gains and losses.

(g)	Includes overhead expenses associated with our manufacturing operations not directly attributable to an operating segment.

(h)	Defined as income before provision for taxes on income.
Certain amounts and percentages may reflect rounding adjustments.

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